                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a party other than the Registrant / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-12


                           BLOUNT INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 19, 2005


TO THE STOCKHOLDERS OF BLOUNT INTERNATIONAL, INC.:

        The Annual Meeting of Stockholders of Blount International, Inc. (the "Corporation") will be held at 10:00 A.M. P.D.T. on Tuesday, April 19, 2005, in the Dogwood Room of the Corporation's headquarters at 4909 SE International Way, Portland, Oregon 97222 for the following purposes:

1. To elect a Board of Directors to serve until the next Annual Meeting of Stockholders or until their successors have been elected and qualified;

2. To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the Corporation for the year ending December 31, 2005; and

3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

        The Board of Directors has fixed the close of business on Friday, February 18, 2005, as the record date for determining the stockholders entitled to notice of and to vote at the Meeting or any adjournment thereof.

TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                                        By Order of the Board of Directors,



                                          /s/ RICHARD H. IRVING, III
                                          --------------------------
                                              RICHARD H. IRVING, III
                                      Senior Vice President, General Counsel
                                                  and Secretary

4909 SE International Way
Portland, OR 97222
March 15, 2005




                      (This page intentionally left blank)

                           BLOUNT INTERNATIONAL, INC.
                            4909 SE International Way
                             Portland, Oregon 97222
                                  503-653-8881

                       -----------------------------------

                                 PROXY STATEMENT
                                     FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                 APRIL 19, 2005

        This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors (the "Board") of Blount International, Inc., a Delaware Corporation, (the "Corporation") of your proxy for use at the Annual Meeting of Stockholders to be held on April 19, 2005, or at any adjournment thereof, (the "Meeting"). It is anticipated that this Proxy Statement and the accompanying form of proxy will be mailed to stockholders on or about March 15, 2005.

        Shares represented by each properly signed proxy on the accompanying form received by the Corporation in time to permit its use at the Meeting or any adjournment thereof will be voted at the Meeting, but you may revoke your proxy at any time prior to the actual voting thereof by giving notice in writing to the Secretary of the Corporation or by voting a subsequently dated proxy. If a specification is made, the shares will be voted in accordance with the specification. IF A PROXY IS SIGNED BUT NO SPECIFICATION IS MADE ON THE PROXY, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD WITH RESPECT TO PROPOSALS 1 AND 2. The presence of a stockholder at the Meeting does not revoke his or her proxy; however, at the Meeting, there will be an opportunity for a stockholder in attendance to revoke his or her proxy and vote in person if he or she so requests.

        Note that, except where expressly stated otherwise, the information provided in this Proxy Statement constitutes the aggregation of such information as it related to Blount, Inc. prior to November 4, 1995 and to Blount International, Inc. after November 3, 1995. As of the close of business on November 3, 1995, as a result of reorganization, Blount, Inc. merged with a wholly-owned subsidiary of Blount International, Inc. and became a wholly-owned subsidiary of Blount International, Inc. The stock of Blount, Inc. prior to the reorganization had been traded on the American Stock Exchange. The stock of Blount International, Inc. has been traded on the New York Stock Exchange, Inc. ("NYSE") since the reorganization.

        Please also note that as the result of a merger and recapitalization, which involved the Corporation and a subsidiary of Lehman Brothers Merchant Banking Partners II, L.P. ("LBMBP II") and was completed on August 19, 1999, the Corporation issued cash and shares in a single class of common stock in exchange for the delivery and cancellation of its former Class A and Class B common shares. Throughout this document, this transaction is referred to as the "Merger and Recapitalization."

        In addition, please note that on December 20, 2004, LBMBP II and its affiliates completed a secondary offering of 11,225,492 shares of the Corporation's common stock. As a result of this transaction, for the first time since August 19, 1999, the closing date for the Merger and Recapitalization, LBMBP II and its affiliates no longer controlled fifty percent (50%) or more of the Corporation's common stock. "Control" includes shares owned by or attributed to LBMBP II and its affiliates under applicable federal securities law. Throughout this document, this transaction is referred to as the "Change-in-Control."


                                VOTING SECURITIES

RECORD DATE AND VOTE REQUIRED

        The Board has fixed the close of business on Friday, February 18, 2005, as the record date for determining stockholders entitled to notice of and to vote at the Meeting. Holders of shares of the Corporation's single class of common stock as of the record date are entitled to vote at the Meeting by proxy or in person. As of such date, the Corporation had issued and outstanding 45,109,198 shares. There are no cumulative voting or preemptive rights.

        The holders of common stock are entitled to one vote per share to elect the directors and are entitled to one vote per share with respect to any other matter properly presented at the Meeting.

        Directors are elected by the affirmative vote of a majority of the shares voted in the election, as distinct from a majority of shares outstanding. Similarly, except for certain special proposals, such as one to amend the Certificate of Incorporation, none of which is currently scheduled to come before the Meeting, the affirmative vote of a majority of the shares cast in the election is required to approve any other proposal properly presented at the Meeting, including Proposal 2, which is the only proposal currently scheduled for the Meeting in addition to the election of directors.

                             PRINCIPAL STOCKHOLDERS

        To the best knowledge of the Corporation, the following table sets forth as of February 18, 2005,* information concerning: (a) beneficial ownership of more than 5% of the common stock of the Corporation by certain persons (other than director nominees) and (b) beneficial ownership of common stock of the Corporation by (i) each director nominee, (ii) each executive officer named in the Summary Compensation Table other than director nominees and (iii) all director nominees and executive officers of the Corporation as a group. Except as otherwise indicated, all beneficial ownership stated in the table represents sole voting and investment power.

                                                           Shares                   Percent
Name and Address of                                      Beneficially               of Total
Beneficial Owners                                           Owned                    Shares
-----------------                                           -----                    ------
(a)     Holders of more than 5% common
        stock (other than director nominees
        and executive officers named in the
        SUMMARY COMPENSATION TABLE)
        Lehman Brothers Holdings Inc.                    15,036,859               (1) 33.3%
        399 Park Avenue
        New York, NY 10022

        Arnhold And S. Bleichroeder Advisers, LLC         5,091,666                   11.3%
        1345 Avenue of the Americas
        New York, NY 10105

        Select Equity Group, Inc.                         3,896,965                    8.6%
        380 Lafayette Street, 6th Fl.
        New York, NY 10003

        FMR Corp.                                         2,817,950                    6.3%
        82 Devonshire Street
        Boston, MA 02109

        Wellington Management Company, LLP                2,289,200                    5.1%
        75 State Street
        Boston, MA 02109

        AMVESCAP PLC                                      2,280,200                    5.1%
        11 Devonshire Square
        London, England EC2M 4YR

(b)(i)  DIRECTOR NOMINEES
        R. Eugene Cartledge                                  20,000                      **
        Joshua L. Collins                                15,036,859 (2)               33.3% (2)
        Eliot M. Fried                                       65,000                      **
        Thomas J. Fruechtel                                   3,000                      **
        E. Daniel James                                  15,036,859 (2)               33.3% (2)
        Robert D. Kennedy                                    20,000                      **
        Harold E. Layman                                    153,977                      **
        James S. Osterman                                    48,800                      **

   (ii) Executive Officers named in the
        Summary Compensation Table
        (OTHER THAN DIRECTOR NOMINEES)
        Dennis E. Eagan                                           0                      0
        Richard H. Irving, III                               54,689                     **
        Calvin E. Jenness                                         0                      0
        Kenneth O. Saito                                     14,237                     **

  (iii) All director nominees and
        executive officers as a group
        (13 persons)                                     15,416,962 (3)              34.2%  (3)

--------------------------
(*)     To conform to valuation dates established by the Plan administrator,
December 31, 2004 has been used for allocating units of shares of the Blount Retirement Savings Plan, a 401(k) plan, attributable to Messrs. Irving, Layman and Saito. The difference between the number of shares so attributed on such date and those that would be so attributed on February 18, 2005 is immaterial.
(**)    Less than 1.0% of total shares.
(1) LB Blount Investment SPV LLC ("LB Bloun t"), an affiliate of Lehman Brothers Holdings Inc., also holds warrants for 1,000,000 shares of common stock, which are immediately convertible at LB Blount's election to common stock. If so converted, Lehman Brothers Holdings Inc. would hold beneficial interest in 16,036,859 shares or 35.6% of the then outstanding shares. (Until August 9, 2004, LB Blount also held a $20,000,000, plus payments-in-kind interest ("PIKs"), convertible preferred equivalent security described on pages 27-28 that was convertible at LB Blount's election into a new class of preferred stock at the rate of one share for every $1,000 in principal amount. This preferred stock would have contained a convertibility feature that would have permitted the conversion of the class of preferred stock into 1,973,333 shares of common stock, using $29,600,000 as the value of the initial principal, plus accumulated PIKs as of August 9, 2004, at the contractual conversion rate of $15 per common share. The Corporation repurchased the convertible preferred equivalent security for $30,049,051, including a premium, on August 9, 2004 and cancelled the instrument.
(2) Mr. James is a Managing Director, and Mr. Collins is a Senior Vice President, of Lehman Brothers Inc. and may each be deemed to share beneficial ownership of the shares of common stock shown as beneficially owned by Lehman Brothers Holdings Inc. Mr. James and Mr. Collins each disclaims beneficial ownership of all such shares.

(3) See Footnote (2) with respect to 15,036,859 shares that may be attributable to Mr. James and to Mr. Collins, and have been included in the total. Mr. James and Mr. Collins each disclaims any beneficial ownership with respect to these shares.

ELECTION OF DIRECTORS

                                   PROPOSAL 1

DIRECTORS

        The By-laws of the Corporation, which may be amended by the Board, presently provide that the number of directors that constitutes the whole Board be fixed from time to time by a vote of a majority of the whole Board. In connection with the relocation of the Corporation's headquarters from Montgomery, Alabama to Portland, Oregon, and the election of James S. Osterman as President and Chief Executive Officer and director, the Board set the exact number of directors at seven effective June 11, 2002. On December 9, 2004, in anticipation of the likelihood of the Change-in-Control, which occurred on December 20, 2004, the Board set the exact number of directors at eight effective January 2, 2005.

        The Board intends to nominate and to vote all proxies received by the Board FOR the election of the persons named below as directors of the Corporation except to the extent contrary instructions are specified by stockholders in proxies received or in person at the Meeting.

        Each director to be elected shall hold office until the next Annual Meeting of Stockholders of the Corporation or until his successor is elected and qualified or until his earlier resignation or removal. Should any nominee fail to accept election, it is expected that the Board will cast all proxies received by it, as appropriate, in favor of the election of such other person for the office of director as the Board may recommend. The Board has no reason to believe that any of the persons named below will fail to accept election as a director.

BIOGRAPHICAL INFORMATION

        The following biographical information is furnished with respect to each nominee for election as director at the Meeting:

R. EUGENE CARTLEDGE, Age 74.

Director since April 2002; Chairman of the Audit Committee since April 2002; Member of the Compensation Committee since February 2004; Member of the Nominating & Corporate Governance Committee since February 2005. Formerly Director of the Corporation from September 1994 through August 19, 1999; formerly Chairman of the Compensation Committee and Member of the Acquisition, Audit and Executive Committees during this prior term.

Chairman of GrafTech International Ltd. of Wilmington, Delaware, a leading manufacturer of graphite and carbon products, since March 2005; previously, Chairman of Savannah Foods & Industries, Inc. of Savannah, Georgia from 1996 until retirement in 1997; Chairman and Chief Executive Officer of Union Camp Corporation of Wayne, New Jersey from 1986 to 1994.

Mr. Cartledge also serves on the Board of Directors of GrafTech International Ltd. of Wilmington, Delaware. Mr. Cartledge formerly served on the Boards of Directors of Delta Airlines, Inc. of Atlanta, Georgia, Sun Company, Inc. of Philadelphia, Pennsylvania, Chase Industries, Inc. of New York, New York and Formica Corp. of Warren, New Jersey until his retirement from the first two in 2002, from the third in 2003 and from the fourth in 2004. Mr. Cartledge serves on the Compensation and Nomination committees for GrafTech International Ltd.

JOSHUA L. COLLINS, Age 40.

Director since January 2005; Member of Compensation Committee since January
2005.

Principal of Lehman Brothers Merchant Banking since 2000, and Senior Vice President of Lehman Brothers Inc. since 2003; joined Lehman Brothers Merchant Banking in 1996.

Mr. Collins also serves on the Boards of Directors for Phoenix Brands LLC of Stamford, Connecticut and Pacific Energy Partners, L.P. of Long Beach, California.


ELIOT M. FRIED, Age 72.

Director since August 1999; Chairman of the Board and Chairman of the Executive Committee since June 2001. Chairman of the Audit Committee from 1999 to 2002, Member since 2002; Member of Compensation Committee since 1999, Chairman since 2001. Member of Nominating & Corporate Governance Committee since February 2005.

Retired as a consultant to Abner, Herrman & Brock Inc., a New York City asset management firm, in November 2004. Retired in February 2000 as Managing Director of Lehman Brothers Inc., New York, New York. Mr. Fried had been a member of the Lehman Brothers Investment Committee for nine years and was also a member of Lehman Brothers Commitment Committee and Fairness Opinion Committee. Mr. Fried joined Shearson Hayden Stone Inc., a predecessor firm to Lehman Brothers Inc., in 1976 and became a Managing Director in 1982.

Mr. Fried is also a Director of Axsys Technologies, Inc. of Rocky Hill, Connecticut and of Grant Prideco, Inc. of Houston, Texas. Mr. Fried chairs the Compensation Committee and is on the Audit Committee for Axsys Technologies, Inc. and chairs the Nominating & Corporate Governance Committee and is on the Compensation Committee for Grant Prideco, Inc.

THOMAS J. FRUECHTEL, Age 54.

Director since December, 2003; Member of Audit Committee since December 2003; Member of the Nominating & Corporate Governance Committee since February 2005.

Currently, President and Chief Executive Officer and Director of Leupold & Stevens, Inc., a sports optics company based in Portland, Oregon, from 1998. Previously, President and Chief Operating Officer from 1996, and Executive Vice President from 1995, for Simplicity Manufacturing, Inc., a manufacturer of lawnmowers and other outdoor power equipment, and from 1974 to 1995, various positions with the Corporation or a predecessor company, including President of the former Sporting Equipment Division and General Manager of the Oregon Cutting Systems Division Latin American Operations.

Mr. Fruechtel also serves on the Board of Directors of North Pacific Group, Inc., an employee-owned forest products company in Portland, Oregon, and on North Pacific's Audit and Oversight committees.

E. DANIEL JAMES, Age 40.

Director since August 1999; Member of the Executive and Compensation Committees since August 1999; Member of the Audit Committee from 1999 to February 2003.

Managing Director of Lehman Brothers Inc., New York, New York from April 2000. Previously, Senior Vice President from 1996. Mr. James has been with Lehman Brothers Inc. from June 1988. Prior to joining the Merchant Banking Group in 1996, Mr. James served in the Mergers and Acquisitions Group from 1990 and the Financial Institutions Group from 1988.

ROBERT D. KENNEDY, Age 72.

Director since January 2005. Chairman of the Nominating & Corporate Governance Committee since February 2005; Member of the Compensation Committee since February 2005.

Formerly Chairman until September 1999 and Chief Executive Officer until June 1998 of UCAR International, Inc. of Wilmington, Delaware from 1998; previously Chairman and Chief Executive Officer of Union Carbide Corporation of Danbury, Connecticut until 1995 from 1986, President and Chief Operating Officer of Union Carbide's Chemical and Plastics segment from 1985, Executive Vice President from 1982 and Senior Vice President from 1981, President of Union Carbide's Linde Division from 1977.

Mr. Kennedy served as a Director for Union Carbide to 2001 from 1985; member of the Boards of Directors for Sunoco, Inc. Philadelphia, Pennsylvania and Hercules Corporation of Wilmington, Delaware. He chairs the Nominating & Corporate Governance Committee of Sunoco and is a member of that Committee for Hercules. He is a member of the Compensation Committee of Sunoco and member of the Audit Committee and Ethics Committee of Hercules. Mr. Kennedy serves on the Advisory Boards of Sullivan Associates and RFE Investment Partners. He served on the Advisory Board of Blackstone Group until December 2004. Mr. Kennedy formerly served on the Boards of Directors of Union Camp Corporation of Wayne, New Jersey; General Signal Corporation of Stamford, Connecticut; Kmart Corporation of Troy, Michigan; International Paper Company of Stamford, Connecticut and Birmingham Steel Corporation of Birmingham, Alabama.

HAROLD E. LAYMAN, Age 58.

Director since August 1999; Member of the Executive Committee from March 2001 to August 2002.

Former President and Chief Executive Officer of the Corporation from March 2001 to August 16, 2002; President and Chief Operating Officer from February 2000; Executive Vice President-Finance Operations and Chief Financial Officer from February 1997 and Senior Vice President and Chief Financial Officer of the Corporation from January 1993. Mr. Layman served as Senior Vice President-Finance and Administration and was a member of the Executive Committee of VME Group, N.V., The Hague, Netherlands, a manufacturer of automotive components and industrial equipment, from September 1988.

Mr. Layman also serves on the Boards of Directors of GrafTech International Ltd. of Wilmington, Delaware; Infinity Property & Casualty Corp. of Birmingham, Alabama and Grant Prideco, Inc. of Houston, Texas. Mr. Layman chairs the Audit Committee of Grant Prideco, Inc., sits on the Audit Committee of GrafTech International, and serves as chairman of the Compensation Committee and as a member of the Nominating & Corporate Governance Committee of Infinity Property and Casualty. Mr. Layman served on the Board of Directors of Von Hoffman Holdings, Inc. of St. Louis, Missouri until 2004 when it was sold.

JAMES S. OSTERMAN, Age 67.

Director since June 2002; Member of Executive Committee since August 2002.

President and Chief Executive Officer of the Corporation since August 2002; President of the Outdoor Products Group of the Corporation from January 1997 and President of the Oregon Cutting Systems Division of the Corporation from January 1987.

Mr. Osterman is also Chairman of Cascade Corporation of Portland, Oregon, an international manufacturer of materials handling products used primarily on lift trucks. He has served as a director of Cascade since 1994 and was elected Chairman in May 2002.

THE BOARD AND ITS COMMITTEES

        The property, affairs and business of the Corporation are managed under the direction of the Board. The Board has standing Executive, Audit, Compensation and Nominating & Corporate Governance Committees, the principal functions of each of which are described below. As a result of the Change-in-Control that occurred on December 20, 2004, the Corporation is no longer a "controlled company" for purposes of Section 303A.00 of the New York Stock Exchange Listed Company Manual. As a result, immediately after the Change-in-Control, the Corporation was required to form a Nominating & Corporate Governance Committee with at least one independent member, assure that the Compensation Committee had at least one independent member and adopt charters for both the Compensation and Nominating & Corporate Governance Committees. Within 90 days after the Change-in-Control, the Corporation was required to assure that each of the Compensation and Nominating & Corporate Governance Committees had a majority of members who were independent. These requirements were fulfilled. Within one year after the Change-in-Control, on or before December 20, 2005, the Corporation must assure that the membership in each of the Compensation and Nominating & Corporate Governance Committees is wholly-independent.

        In anticipation of the Change-in-Control, at its December 9, 2004 meeting, the Board appointed a Steering Committee consisting of Messrs. Cartledge, James and Osterman to recommend to the full Board proposed changes in the Board's structure to comply with the NYSE requirements. At a telephonic meeting held on January 25, 2005, the Steering Committee compiled a list of committees and committee assignments, together with proposed new charters, where applicable. These recommendations were ratified and adopted by the full Board at its meeting on February 9, 2005.

        During the year ended December 31, 2004, the Board held four regular meetings, held one special meeting and took action once by written consent in lieu of a meeting. Average attendance by directors at Board and Committee Meetings was 96.0%, and no director attended less than 80% of Board and applicable committee meetings.

        EXECUTIVE COMMITTEE - The Executive Committee consists of three members, two of whom are non-employee directors, but one of whom, Mr. James, is not deemed to be independent because he is an affiliate of Lehman Brothers Holdings Inc., the Corporation's controlling shareholder until the Change-in-Control that occurred on December 20, 2004, and three years have not passed since the Change-in-Control, the period of non-affiliation required by the New York Stock Exchange to establish independence. The Committee may exercise all of the authority and powers of the Board to the extent permitted by law during the intervals between Board meetings. The Committee held no regular meetings, held no telephonic meetings and took no action by written consent in lieu of a meeting during 2004. The present members of the Committee are Eliot M. Fried, E. Daniel James and James S. Osterman. Mr. William A. Shutzer was a member of the Executive Committee during 2004 until his resignation from the Board on December 9, 2004 for personal reasons. As a former affiliate of Lehman Brothers Holdings Inc. until December 2003, less than the requisite three-year period of non-affiliation, he, too, was not deemed an independent member of the Committee. Mr. Fried, as Chairman of the Board, serves as chairman of the Committee. Mr. Fried is deemed to be an independent member.

        AUDIT COMMITTEE - The Audit Committee currently consists of three members, all of whom are independent directors. The functions of the Committee include (i) approving annually the appointment of the Corporation's independent auditors, (ii) reviewing the professional services, proposed fees and independence of such auditors, (iii) reviewing the annual audit plans of such auditors, (iv) reviewing the annual audit plans for the internal audit function, whether performed by an in-house staff, outsourcing arrangement or combination of both, (v) monitoring the activities of the independent auditors and the internal audit function and (vi) reporting on such activities to the Board. The Committee held four regular and two special meetings during 2004. The present members of the Committee are R. Eugene Cartledge, Eliot M. Fried and Thomas J. Fruechtel. Mr. Cartledge is chairman of the Committee.

        COMPENSATION COMMITTEE - The Compensation Committee consists of five members, all of whom are non-employee directors, but two of whom are not deemed to be independent because they are affiliates of Lehman Brothers Holdings Inc., the Corporation's controlling shareholder until the Change-in-Control that occurred on December 20, 2004, and three years have not passed since the Change-in-Control, the period of non-affiliation required by the New York Stock Exchange to establish independence. The functions of the Committee include (i) approving compensation philosophy and guidelines for the Corporation's executive employees, (ii) establishing a total compensation range for the President and Chief Executive Officer and appraising the performance of that officer on a timely basis, (iii) approving salaries and changes in salaries for the executive officers of the Corporation and such other executives as the Committee may deem appropriate, (iv) approving the participants, annual financial or other targets and amounts to be paid under the Corporation's Executive Management Annual Incentive Plan, (v) reviewing and recommending to the Board any new executive incentive or stock option (or other equity instrument) plans, or additions to or revisions in existing plans, and approving any awards or options granted under any such plans, (vi) reviewing from time to time the Corporation's management resources and executive personnel planning, development and selection processes and (vii) reporting on all such activities to the Board. The Committee held one regular meeting during 2004. The present members of the Committee are R. Eugene Cartledge, Joshua L. Collins, Eliot M. Fried, E. Daniel James and Robert D. Kennedy. Mr. William A. Shutzer was a member of the Compensation Committee until his resignation from the Board on December 9, 2004 for personal reasons. Mr. James and Mr. Collins are employees, and Mr. Shutzer until December 2003 was an employee, of Lehman Brothers Inc., an affiliate of the Corporation's former controlling shareholder, and as such are not deemed to be independent members for the reasons discussed above. Messrs. Cartledge, Fried and Kennedy are deemed to be independent directors. Mr. Fried is chairman of this Committee.

        NOMINATING & CORPORATE GOVERNANCE COMMITTEE - The Nominating & Corporate Governance Committee consists of four members, all of whom are non-employees and independent directors. This Committee was formed following the Change-in-Control on December 20, 2004, upon the loss of the Corporation's "controlled company" exemption from certain requirements of the New York Stock Exchange Listed Company Manual, including the requirement to have such a committee. This Committee serves as the principal corporate governance, strategic planning and succession planning arm of the full Board. The Committee identifies individuals qualified as a matter of background, achievement and leadership to become Board members and recommends candidates for election. R. Eugene Cartledge, Eliot M. Fried, Thomas J. Fruechtel and Robert D. Kennedy are members of this Committee; Mr. Kennedy serves as chairman.

        Prospective nominees are considered based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the qualifications and standards established by the Committee. In identifying and recommending Board nominees, the Committee uses guidelines that it has developed with respect to qualifications for nominations to the Board and for continued membership on the Board.

        If the Committee determines, in consultation with the Board as appropriate, that additional consideration is warranted, it may gather additional information about the prospective nominee's background and experience. The Committee evaluates the prospective nominee against the qualifications and standards adopted by the Committee, including:

        o ability to represent the interests of the stockholders of the Corporation;

        o       demonstrated leadership ability;

        o       outstanding integrity, values and judgment;

        o       broad diversity of experience in business matters;

        o ability to dedicate sufficient time, energy and attention to service as a director; and

        o ability to assess and evaluate the role and policies of the Corporation in the face of changing conditions in the economy, regulatory environment and customer expectations.

        The Committee, in its judgment, also considers such other relevant factors, including the current composition of the Board, the need for specific functional expertise and the evaluations of other prospective nominees. Further, the Committee may, but is not required to, utilize third party firms to assist in the identification or screening of prospective candidates.

        In connection with this evaluation, the Committee determines whether one or more members of the Committee, and others as appropriate, will interview prospective nominees. After compiling this evaluation and interview, the Committee recommends to the full Board the person or persons to be nominated by the Board, and the Board determines the nominees for election after considering the recommendation and report of the Committee.

        Because the Corporation was, until recently, controlled by a greater than 50% stockholder, it does not currently have a policy with regard to the consideration of director candidates recommended by security holders. The Board is considering whether or not it is appropriate for the Corporation to have such a policy.

COMPENSATION OF DIRECTORS

        CURRENT DIRECTORS: From August 1999 to December 20, 2004, neither directors affiliated with Lehman Brothers Inc. nor those who were employees of the Corporation (or former employees receiving termination benefits) received any compensation for their services as directors. Employee directors, of course, receive compensation in their respective capacities as employees of the Corporation, and all directors receive reimbursement of travel and lodging expenses incurred in connection with their attendance at Board functions. From July 24, 2000, the date of the adoption of the Corporation's Non-Employee Directors' Compensation Program, to December 20, 2004, directors who were neither employees of the Corporation nor affiliated with Lehman Brothers Holdings Inc. received quarterly stipends of $6,250, plus $1,000 per quarter if they were Chairman of the Board, $1,000 per quarter for each Board committee they chaired and $1,000 for each Board or Committee meeting they attended. Since December 9, 2004, the date of the adoption of an amendment to the Corporation's Non-Employee Directors' Compensation Program, directors who are not employees of the Corporation, including, from and after the Change-of-Control that occurred on December 20, 2004, employees of Lehman Brothers Inc. or an affiliate, are eligible to receive an increase in quarterly stipends to $12,500, plus $1,000 per quarter if they are Chairman of the Board, $1,000 per quarter for each Board committee they chair and $1,000 for each Board or Committee meeting they attend. In addition, a qualifying director under the Program may choose to participate in certain health, dental and life insurance plans of the Corporation. In lieu of such cash stipend, since February 6, 2003, when the Board approved an earlier amendment to the Non-Employee Directors' Compensation Program, any director who qualifies for the cash payment under the Program may elect to receive compensation in the form of stock options for the Corporation's common stock. These options are granted under the Corporation's 2000 Stock Incentive Plan or 1999 Stock Incentive Plan, each of which was approved by the stockholders in 2000 and expressly authorizes option grants to directors. For any given year after 2004, the options for each director so electing are for that number of shares of the Corporation's common stock that equals the quotient resulting from dividing $50,000 by the average of the closing prices of the Corporation's common stock for the ten trading days immediately preceding the date of grant, vest immediately upon grant and are priced at the same average of the closing prices of the Corporation's common stock for the ten consecutive trading days immediately prior to the date of grant. The election for any calendar year is customarily made on or as of December 31 of the preceding year. The Corporation is reviewing and considering adding other equity instruments, such as stock appreciation rights, to this Program.

        Messrs. Cartledge, Fried, Fruechtel and Kennedy qualify for benefits under the Program, as do Messrs. Collins and James after December 20, 2004, the date of the Change-in-Control. Mr. Layman will qualify upon the termination of his employment contract with the Corporation, August 15, 2005. During 2004, Mr. Cartledge received $40,000 in directors fees and $1,500 in benefits, Mr. Fried $44,000 in fees and $1,500 in benefits and Mr. Fruechtel $36,000 in fees and $1,500 in benefits. Mr. Kennedy, who did not join the Board until January 2005, did not receive any fees or benefits during 2004.

        ADVISORY DIRECTORS: In May 1991, the Board approved, and in April 1994 amended, the Advisory Directors' Recognition Plan. Each member of the Board who had served as a director for at least five consecutive years, who had not been an employee vested in any employee benefits sponsored by the Corporation during his or her service on the Board and who either (a) was serving upon attainment of age 72 or (b) had become permanently and totally disabled at any time prior to age 72 became an advisory director. No advisory director and no other director, except the co-founders of the Corporation, were eligible to stand for re-election to the Board after reaching age 72. Under this Plan, a director who was or became eligible for advisory director status after July 1, 1991, was, at the end of his or her then current term, paid a quarterly benefit for life equal to the quarterly cash retainer, exclusive of committee chairman fees, then being paid to that director. A director who had been an employee vested in employee benefits sponsored by the Corporation was eligible to become an advisory director, but was not entitled to the retainer paid to other advisory directors. When their views on a matter are sought, advisory directors are expected to consult with the management or directors of the Corporation. The standing of an advisory director may be terminated upon request by the advisory director or by the Board if it determines that an advisory director has become a director, officer, employee or consultant of or to another company that competes with the Corporation or any of its subsidiaries. The Advisory Directors' Recognition Plan did not apply to Winton M. Blount, a co-founder of the Corporation. It also did not apply to W. Houston Blount, a co-founder of the Corporation, until he ceased to be a member of the Board of Directors regardless of his age at such time. As a result of the Merger and Recapitalization, Mr. W. Houston Blount resigned as a director effective August 19, 1999 at the age of 77, and thereupon became an advisory director. The Advisory Directors' Recognition Plan is unfunded and amounts due the participants covered thereby are general obligations of the Corporation. There were three participants under this plan during 2004: W. Houston Blount, James W. Hargrove until he passed away in July 2004 and Admiral (Ret.) Thomas H. Moorer until he passed away in February 2004. Mr. Blount received $25,000 in 2004, Mr. Hargrove or his estate received $18,750 in fees through Third Quarter 2004 and Admiral (Ret.) Moorer's estate received $7,700 in fees through First Quarter 2004. In February 2000, this plan was terminated, including the prohibition on standing for election after the attainment of age 72, and subject to the fulfillment of obligations to the surviving advisory director, there will be no additional advisory directors or payments in the future.

                           AUDIT COMMITTEE DISCLOSURE

        The Audit Committee Charter was amended in February 2004 and is incorporated in the 2004 Proxy Statement as Exhibit A. With respect to the independence of the Corporation's directors who serve on the Audit Committee, Mr. R. Eugene Cartledge, chairman, and members Eliot M. Fried and Thomas J. Fruechtel, are all "independent directors," as defined by applicable rules and regulations of the New York Stock Exchange.

        The Board has determined that each of Messrs. Cartledge, Fried and Fruechtel qualifies as a "financial expert," as defined by recently adopted final rules of the Securities and Exchange Commission ("SEC") pursuant to
Section 407 of the Sarbanes-Oxley Act. Two of these members have served as chairmen and chief executive officers of publicly-traded or private companies in which capacity they supervised the chief financial officer function, one has been a member of the Investment Committee of a major investment banking firm, and all three possess (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such accounting principles in connection with the accounting for estimates, accruals and reserves; (iii) experience actively supervising one or more persons engaged in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Corporation's financial statements;
(iv) an understanding of internal controls and procedures for financial reporting and (v) an understanding of Audit Committee functions.

        No member of the Audit Committee serves on the audit committee of more than two other public companies. Mr. Fried serves on the audit committee of Axsys Technologies, Inc. and Mr. Fruechtel serves on the audit committee of North Pacific Group, Inc. an employee-owned private corporation.

        At its February 2004 meeting, the Audit Committee approved and adopted the Corporation's Code of Ethics for the Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller and those persons performing similar functions involving financial reporting and financial controls. A copy of this policy was incorporated in the 2004 Proxy Statement as Exhibit B. The Corporation finalized a revision to its Code of Business Conduct applicable to all directors, officers and employees in April 2004. Charters for the Corporation's Compensation and Nominating & Corporate Governance Committees were not required until the Corporation lost its exemption as a "controlled corporation" upon the Change-in-Control on December 20, 2004. Charters for these two committees were enacted in January 2005 and ratified by the Board or relevant Committee in February 2005. These policies, as revised, and the applicable Charters are posted on the Corporation's website at WWW.BLOUNT.COM.

                             AUDIT COMMITTEE REPORT

        The Audit Committee (1) reviewed and discussed the Corporation's audited financial statements as of December 31, 2004 with management, (2) reviewed and discussed with the Independent Auditors matters required by Statement on Auditing Standards No. 61, as amended, and (3) received the written disclosures and the letter from the Independent Auditors required by Independence Standards Board Standard No. 1 relating, among other things, to the Independent Auditors' independence from management and the compatibility of the Independent Auditors performing non-audit services with their independence. Based upon these reviews and discussions, and recognizing (i) that management is primarily responsible for the Corporation's systems of internal controls and financial reporting processes, and (ii) that the Independent Auditors are responsible for the performance of an independent audit of the Corporation's consolidated financial statements in accordance with generally accepted auditing standards and the issuance of a report thereon, the Audit Committee has approved the inclusion of the Corporation's audited financial statements in the SEC Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and the appointment of PricewaterhouseCoopers LLP as the Corporation's Independent Auditors for the fiscal year ending December 31, 2005, subject to ratification of that appointment by the stockholders at the Annual Meeting.

        In addition, on February 8, 2005, the Audit Committee, pursuant to the policy for pre-approval of non-audit services adopted on May 12, 2003, approved the provision by PricewaterhouseCoopers LLC of certain tax services, including certain executives' and expatriate employees' personal taxes, each a non-audit function, for the Corporation for the year ending December 31, 2005. (A copy of this policy for pre-approval of non-audit services was incorporated in the 2004 Proxy Statement as Exhibit C.) With the approval of the Audit Committee, the internal audit function is performed by Moss Adams LLP through an outsourcing arrangement. In fulfilling the internal audit function, the engagement partner for Moss Adams reports directly to the Audit Committee and meets with the Committee at each Committee meeting, as do the Independent Auditors, without management in attendance.

                          R. EUGENE CARTLEDGE, CHAIRMAN
                             ELIOT M. FRIED, MEMBER
                           THOMAS J. FRUECHTEL, MEMBER

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The following members of the Board served as members of the Compensation Committee during 2004:

        Eliot M. Fried, former consultant with Abner, Herrman & Brock Inc., a New York City asset management firm, until 2004; retired Managing Director of Lehman Brothers Inc.; elected to the Board effective August 19, 1999 at the time of the Merger and Recapitalization and elected Chairman of the Board in June 2001;

        E. Daniel James, Managing Director of Lehman Brothers Inc.; elected to the Board effective August 19, 1999 at the time of the Merger and Recapitalization; and

        William A. Shutzer, a private investor and financial consultant to, among others, Lehman Brothers Inc., by whom he was employed prior to December, 2003; elected to the Board in June 2001and served until December 9, 2004, when he resigned for personal reasons.

        Following the Change-in-Control on December 20, 2004, the By-Law concerning the number of members that constitute a full Board was amended from seven to eight, and Mr. Joshua L. Collins and Mr. Robert D. Kennedy were elected directors as of January 2, 2005. Both were named to the Compensation Committee:

        Mr. Joshua L. Collins is a Principal of LBMBP II and a Senior Vice President of Lehman Brothers Inc., the Corporation's former controlling shareholder until the Change-in-Control that occurred on December 20, 2004. As such, Mr. Collins will not qualify as an "independent" member until three years from and after December 20, 2004, the period of non-affiliation required by the New York Stock Exchange to establish independence. In the case of employees of former controlling stockholders, this period is measured from the date of the Change-in-Control whereby the former controlling stockholder no longer holds or otherwise controls 50% or more of the stock of the former controlled company;

        Mr. Robert D. Kennedy is a former President and Chief Executive Officer and member of the Board of Directors for Union Carbide Corporation and for UCAR International, Inc. He qualifies as an independent member of the Committee under applicable definitions; and,

        Mr. R. Eugene Cartledge, Chairman of GrafTech International Ltd. of Wilmington, Delaware, who formerly sat by special designation as a member of the Compensation Committee, including during 2004, whenever "independent" or "outside" director participation was required, as defined in the United States Internal Revenue Code ("Code") as it relates to Section 162(m), was named a full member of the Committee in January of 2005. Mr. Cartledge, who is also chairman of the Audit Committee, is an "independent" member.

        Messrs. Cartledge, Fried and Kennedy each are "independent" both under applicable SEC and NYSE rules and regulations, as well as under the Code for this purpose. Thus, the Corporation has a majority of independent members on its Compensation Committee within 90 days of the loss of the "controlled corporation" exemption, which occurred with the Change-in-Control on December 20, 2004, as required by applicable rules of the NYSE. On or before December 20, 2005, the first anniversary of the Change-of-Control, all of the members of the Compensation Committee must be independent under applicable rules.

        There were no relationships with respect to Compensation Committee interlocks and insider participation in compensation decisions during 2004.


             COMPENSATION COMMITTE REPORT ON EXECUTIVE COMPENSATION

OVERALL OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

        The Corporation's executive compensation program is designed to help the Corporation attract, motivate and retain the executive resources that the Corporation needs in order to maximize its return to stockholders.

        Toward that end, the Corporation's executive compensation program attempts to provide:

        o levels of compensation that are competitive with those provided in various markets in which the Corporation competes for its executive resources;

        o incentive compensation that varies in a manner consistent with the financial performance of the Corporation; and

        o incentive compensation that effectively rewards corporate and individual performance.

        In designing and administering its executive compensation program, the Corporation attempts to maintain an appropriate balance among these various objectives, each of which is discussed in greater detail below.

        PROVIDING COMPETITIVE LEVELS OF COMPENSATION

        The Corporation attempts to provide its executives with a total compensation package that, at expected levels of performance, is competitive with total compensation provided to executives who hold comparable positions or have similar qualifications in other organizations of similar size and scope as the Corporation and with which the Corporation competes.

        The Corporation projects an executive's competitive level of compensation based on information drawn from a variety of sources, including proxy statements, special surveys and independent compensation consultants. This information is used in creating the basic structure of the Corporation's program. The market data used in establishing the Corporation's executive compensation levels reflect a blending of general industry and manufacturing companies comparable to the Corporation's size.

        It should be noted that the value of an executive's compensation package will vary significantly based on performance. Thus, although the expected value of an executive's compensation package will be competitive, its actual value can exceed or fall below competitive levels depending upon performance.

        ENSURING THAT INCENTIVE COMPENSATION VARIES WITH FINANCIAL PERFORMANCE

        The Corporation's incentive plans are designed to assure that the incentive compensation varies in a manner consistent with the financial performance of the Corporation and its various business units. The specific corporate performance factors for calendar year 2004 are discussed in other sections of this report.

        REWARDING INDIVIDUAL PERFORMANCE

        The Corporation believes that effectively rewarding individual performance will ultimately serve to enhance the financial performance of the Corporation and its various business units. While the Corporation's incentive plans provide compensation that varies with financial performance, these plans also provide for individual awards that are based on quantitative and qualitative assessments of business unit and individual performance.

        CONSIDERING CERTAIN TAX IMPLICATIONS

        To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee also considers the anticipated tax treatment to the Corporation and to the executives of various payments and benefits. Based on compensation arrangements currently in place, the Committee does not reasonably anticipate that, for fiscal years 2004 and 2005, the compensation of any executive officer, other than that of Mr. James S. Osterman, the President and Chief Executive Officer, (as discussed below), will be subject to the $1 million deductibility limitation of Section 162(m) of the Code. It is probable that a portion of Mr. Osterman's compensation, consisting of $550,000 salary on an annualized basis, a minimum bonus of $500,000 (which was in fact $834,833 in total regular and special bonuses paid in 2005 for 2004, as discussed in detail in a later section of this report) and certain other compensation features, such as the gross-up of certain items for tax purposes, will exceed the deductibility limitation of Section 162(m) in fiscal year 2005. The exact amount of such excess is not known at this time, but it could be between $400,000 and $450,000. The Committee generally attempts to retain the deductibility of compensation for the Corporation pursuant to Section 162(m), but reserves the right to provide non-deductible compensation if it determines that such action is in the best interests of the Corporation and its stockholders and necessary to attract and retain highly competent key executives, such as with respect to Mr. Osterman's 2005 total compensation.

DESCRIPTION OF THE EXECUTIVE COMPENSATION PROGRAM

        This section describes each of the principal elements of the Corporation's executive compensation program.

        BASE SALARY PROGRAM

        The objective of the Corporation's base salary program for senior executive management positions is to provide base salaries that are approximately between the 50th and 60th percentile of the competitive market norms for companies in the Corporation's lines of business and similar in size to the Corporation. The Committee believes it is crucial to provide competitive salaries in order to attract and retain managers who are very talented. The specific competitive markets considered depend on the nature and level of the positions in question and the markets from which qualified individuals are recruited.

        Base salary levels are also dependent on the performance of each individual employee. Thus, employees with higher levels of sustained performance will be paid correspondingly higher salaries.

        Annual salary reviews are based on three factors: general levels of market salary increases, individual performance and the Corporation's overall financial results. All base salary increases are premised on a philosophy of pay-for-performance and perceptions of an individual's long-term value to the Corporation.

        THE EXECUTIVE MANAGEMENT ANNUAL INCENTIVE PLAN

        The objectives of the Executive Management Annual Incentive Plan ("EMAIP") are to motivate and reward the accomplishment of annual corporate objectives; reinforce a strong performance orientation with differentiation and variability in individual awards based on contributions to business results; and provide fully competitive compensation packages that will attract, reward and retain individuals of the highest quality. As a pay-for-performance plan, cash bonus awards were paid upon the achievement of specific business segment and individual performance objectives established for calendar year 2004.

        Targeted bonus award levels are intended to be determined for eligible positions each year using data obtained from surveys and independent compensation consultants. The target bonus levels reflect competitive market norms for companies similar in size to the Corporation and the Corporation's philosophy of providing competitive total annual compensation opportunities.

        A target incentive bonus program is established each year based on the Corporation's budgeted performance against measures approved by the Committee. For calendar year 2004, the key performance measures considered were earnings before interest, taxes, depreciation, amortization and non-recurring costs ("EBITDA") and a specific cash flow formulation ("Cash Flow") for both operating unit managers and the Corporate staff, as well as individually-assigned key base objectives for each plan participant. The weighting of the target objectives was 50% for EBITDA, 30% for Cash Flow and 20% for attainment of individual performance objectives.

        In 2004, target bonuses for EMAIP participants ranged from 15% to 65% of base pay. Participants could have earned 25% (minimum threshold) or more of the target bonus depending upon achievement against performance targets. The actual bonus was determined by the extent to which performance objectives were accomplished. In 2004, the Corporate staff, Oregon Cutting Systems, ICS, Forestry and Industrial Equipment and Dixon units each exceeded their respective EBITDA and Cash Flow targets; the Gear Products unit did not meet its Cash Flow target or its EBITDA target.

        LONG TERM INCENTIVES

        The Corporation's approach to long-term incentives for employees consists of the Corporation's stock option plans. The Corporation uses stock options to align the interests of employees and stockholders by providing value to the employee when the stock price increases. Generally, options are granted at 100% or more of the fair market value of the stock on the date of grant. For stock options granted after August 19, 1999, the fair market value is customarily determined by calculating the average of the closing sale prices of the Corporation's common stock for the ten consecutive trading days ending on the trading day immediately prior to the effective date of such grant.

        1999 STOCK INCENTIVE PLAN ("1999 PLAN") AND 2000 STOCK INCENTIVE PLAN ("2000 PLAN")

        With the Change-in-Control, all previously granted but unvested options in either the 1999 Plan or the 2000 Plan automatically vested by operation of a contractual provision in the standard option agreements between the Corporation and its employee optionholders, except that: (1) the 1999 Plan Performance Options were not subject to such a provision, and (2) on December 9, 2004, the Board made it a condition that the new options granted in December 2004, as discussed below, not be subject to any Change-in-Control provision for one year after grant, so as not to permit an acceleration of such new grants in December 2004 to the extent the grants may have been made prior to the closing of the Change-in-Control. (In fact, this did not happen. The date of the grant of options occurred on December 21, 2004; the Change-in-Control occurred on December 20, 2004.)

        The Board also voted to amend the vesting schedule for the 1999 Plan Performance Options and accelerate their vesting from August 19, 2005 for most participants, from August 15, 2006 and from September 11, 2006 for others, to December 31, 2004 in order to make the treatment of these options consistent with the other 1999 and 2000 Plan options and to reduce the net compensation expense to be recognized.

        As mentioned above, on December 9, 2004, the Board authorized the grant of an aggregate total of 532,000 options for the common stock of the Corporation, 239,400 shares under the 2000 Plan and 292,600 shares under the 1999 Plan, subject to the Compensation Committee and President and Chief Executive Officer determining the selection of the recipients, the amount to each and the date of grant. On December 16, 2004, the Compensation Committee and the President and Chief Executive Officer decided that 103 employees be granted options on and as of December 21, 2004, at the price of $16.62 per share, determined by calculating the "fair market value" as the average of the closing sale prices of the Corporation's stock on the ten trading days immediately preceding the grant date. The options have terms of ten years, and vest one-third on each of the first-year, second-year and third-year anniversaries of the date of grant. In addition, the Board authorized the President and Chief Executive Officer to grant 75,000 options in the aggregate, 41,250 shares under the 1999 Plan and 33,750 shares under the 2000 Plan, for future use by the Corporation, for example, for recruitment of new employees.

        Since the Merger and Recapitalization, all options granted under the 1999 Plan have terms of ten years. Shares received upon exercise of any options that have been granted are subject to restrictions on transfer, tag-along and drag-along rights, call and put rights, registration rights and other rights and obligations specified in an Employee Stockholder Agreement, which is described below at page 25. Certain options are time options, and others are performance options. Time options vest annually over time (generally three to five years) and performance options vest based upon attainment of certain annual EBITDA performance levels, but in any event within six years.

        None of the shares received upon exercise of the options under the 2000 Plan is restricted or benefited by the provisions of the Employee Stockholder Agreement. There are currently 1,275,900 shares available for grant under the 1999 Plan and 42,352 shares under the 2000 Plan after giving effect to the December 21, 2004 grant, but without deduction for options for 75,000 shares authorized but held in reserve for future use.

        THE 1999 PLAN AND THE 2000 PLAN WERE EACH APPROVED BY THE STOCKHOLDERS IN 2000. THE CORPORATION HAS NOT GRANTED ANY OPTIONS UNDER ANY PLAN OTHER THAN THE 1999 OR 2000 PLANS.

        The Corporation's stock option grant levels are established by considering competitive market data on grant levels and the amount of shares reserved for such Plans. Individual option grants are based on the duties of each participant in the Corporation, his or her present and potential contributions to the success of the Corporation and such other factors as the Compensation Committee deems relevant.

        The Executive Compensation Program is revised annually by the Compensation Committee to provide an appropriate mix of base salary, annual bonus and long-term awards within the philosophy of providing competitive direct compensation opportunities. Stock options granted in calendar year 2004 under the 1999 Plan and 2000 Plan to the executive officers named in the Summary Compensation Table are shown in the Option Grant Table (see page 19).

CALENDAR YEAR 2004 PAY FOR THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

        As described above, the Corporation determines its pay for all Executive Officers of the Corporation, including the President and Chief Executive Officer, considering both a pay-for-performance philosophy and market rates of compensation for the job. Specific actions taken by the Committee regarding the President and Chief Executive Officer's compensation are summarized below:

        Base Salary - By way of an amendment to his Employment Agreement, which is described at page 24 of this document, the President and Chief Executive Officer, Mr. James S. Osterman, received an increase in base salary to $500,000 on an annualized basis during 2004, which will increase to $550,000 on an annualized basis for 2005.

        Annual Bonus - The Executive Management Annual Incentive Plan that pertains to the President and Chief Executive Officer was approved by the stockholders in April 2000 and established targeted EBITDA and Cash Flow objectives under the Plan. In addition, Mr. Osterman was guaranteed a minimum bonus of $500,000 as a result of an amendment to his Employment Agreement as of February 2, 2004, which is described at page 24 of this document. Since the Corporation exceeded the target for the EBITDA and Cash Flow objectives, Mr. Osterman was paid a $634,833 bonus for 2004 under the Corporation's EMAIP incentive plan.

        In addition, as previously disclosed on Form 8-K, Item 1.0 filed on February 14, 2005, the Compensation Committee awarded Mr. Osterman a special bonus of $200,000 for "extraordinary services" in connection with the Corporation's more than two-year long process of revising the Corporation's capital structure, reducing long-term indebtedness and emerging as a corporation no longer owned by a 50% or more controlling shareholder for the first time in its history. Mr. Jenness, Senior Vice President and Chief Financial Officer, and Mr. Irving, Senior Vice President, General Counsel and Secretary, each received $150,000 as special bonuses, and directors Eliot M. Fried and R. Eugene Cartledge each received $50,000 apiece as part of this award. Neither Mr. Fried nor Mr. Cartledge participated in the decision to grant special bonuses.

                            ELIOT M. FRIED, CHAIRMAN
                           R. EUGENE CARTLEDGE, MEMBER
                            JOSHUA L. COLLINS, MEMBER
                             E. DANIEL JAMES, MEMBER
                            ROBERT D. KENNEDY, MEMBER

                               EXECUTIVE OFFICERS

        The executive officers of the Corporation, in addition to Mr. Osterman, who is also a Director nominee, as of February 18, 2005 are:

                                                                                     YEAR FIRST
                                                                                     ELECTED TO
NAME                                               OFFICE                            SUCH OFFICE     AGE
----                                               ------                            -----------     ---
Dennis E. Eagan             President - Industrial and Power Equipment Group              2000       55
Richard H. Irving, III      Senior Vice President - General Counsel                       1995       61
                            and Secretary                                             and 1999

Calvin E. Jenness           Senior Vice President and  Chief Financial Officer            2002       49


Dale C. Johnson, Jr.        Vice President - Corporate Human Resources                    2004       56
Kenneth O. Saito            President - Oregon Cutting Systems Group                      2002       57

        Each of these executive officers serves at the pleasure of the Board; however, the terms of any executive officer's employment agreement, where applicable, which are discussed generally at pages 24 and 25, control the rights and obligations attendant to any termination. There were no arrangements or understandings with any other person pursuant to which any officer was elected. The executive officers of the Corporation may also be directors or officers of subsidiaries of the Corporation.

        DENNIS E. EAGAN was elected President of the Industrial and Power Equipment Group in August 2000. Prior to that date, he served from 1998 as President and Chief Executive Officer of Volvo Construction Equipment North America, Inc.

        RICHARD H. IRVING, III was elected Senior Vice President and General Counsel in April 1995, and Secretary of the Corporation in August 1999 at the time of the Merger and Recapitalization. Prior to April 1995, he served from 1986 as Vice President, General Counsel and Secretary of Duchossois Industries, Inc., a diversified privately-held company.

        CALVIN E. JENNESS was elected Senior Vice President, Chief Financial Officer and Treasurer in August 2002. In February 2005, he relinquished the Treasurer position. Prior to August 2002, he served as Vice President and Corporate Controller and Treasurer from June 2001 and as Vice President and Corporate Controller from September 2000. Previously, he served as Vice President and Chief Financial Officer of Bryan Foods, a division of Sara Lee Corporation, from 1998.

        DALE C. JOHNSON, JR. was elected Vice President - Corporate Human Resources in April 2004. Prior to that date, he served as Director of Human Resources from July 2003. Mr. Johnson previously served as Corporate Manager of Human Resources for CH2M HILL Industrial Design and Construction, Inc. from 1997 to 2002 and from 1991 to 1997 as Vice President Planning, Health Plans and Human Resources for Southwest Washington Medical Center. Mr. Johnson also served in sales, strategic planning, human resources and risk management positions at Red Lion Hotels & Inns and ESCO Corporation.

        KENNETH O. SAITO was elected President of the Oregon Cutting Systems Group in August 2002. Prior to that date, he served as Senior Vice President - Finance & Administration of Oregon Cutting Systems Group from 1997. He joined the Oregon Cutting Systems Division in March 1973.

EXECUTIVE COMPENSATION

        The following table summarizes for the fiscal years 2004, 2003 and 2002, all plan and non-plan compensation awarded to, earned by, or paid to the Chief Executive Officer and the four most highly compensated executive officers other than the CEO of the Corporation (collectively, the "Named Executive Officers") who were serving in executive officer capacities on December 31, 2004.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                               ANNUAL COMPENSATION                       AWARDS
                                  ----------------------------------------------       ----------
                                                                      OTHER            SECURITIES
NAME AND                                                              ANNUAL           UNDERLYING        ALL OTHER
PRINCIPAL                                SALARY       BONUS        COMPENSATION          OPTIONS       COMPENSATION
POSITION                      YEAR         ($)         ($)            ($) *                (#)             ($)
-----------                   ----       -------     -------          ------               ---            -----
James S. Osterman  (1)        2004       486,965     834,833 (2)      27,647             100,000          78,468  (3)
President and Chief           2003       427,167     550,000          74,266                 0**          65,113
Executive Officer             2002       409,355     425,000          64,508             189,400       2,124,974


Richard H. Irving, III        2004       304,934     455,000 (4)      16,850              25,000          27,853  (5)
Senior Vice President -       2003       300,000     300,000          14,113              25,000          24,183
General Counsel               2002       312,500     212,953          16,960              40,000         522,201
and Secretary

Dennis E. Eagan               2004       368,615     310,000           5,966              20,000          31,049  (6)
President - Industrial and    2003       360,269     312,770           8,003              45,000          24,605
Power Equipment Group         2002       346,077     160,160          31,676              50,000          14,647


Kenneth O. Saito (7)          2004       287,338     287,338           9,423              25,000          24,914  (8)
President - Oregon            2003       266,300     266,300          10,038              45,000          19,836
Cutting     Systems Group     2002       228,743     164,198           2,494              98,655          14,817


Calvin E. Jenness (9)         2004       256,180     406,000 (10)      8,936              25,000          21,880  (11)
Senior Vice President and     2003       230,833     230,833           8,417              25,000          14,844
Chief Financial Officer       2002       194,750      90,754          14,775              34,000          38,817




---------------------------
* Tax gross-up for premiums on life insurance policies, club dues, personal financial planning, personal use of the Corporation's property and relocation expenses, as applicable.

** On February 2, 2004, Mr. Osterman was granted options representing 50,000 shares as part of an amendment to his Employment Agreement. 25,000 of these options were vested upon grant and 25,000 vested on December 20, 2004, upon the Change-in-Control. See additional discussion of Mr. Osterman's amendment on page 15, relating to compensation for the President and Chief Executive Officer, and on page 24, referring to the Employment Agreements of the Named Executive Officers. In addition, Mr. Osterman was granted 50,000 additional options on December 21, 2004 that vest one-third on each of the one-year, two-year and three-year anniversary of the date of grant. (The options granted on February 2, 2004 were at a price per share, $5.05, that was below the then fair market value; the options granted on December 21, 2004 were at $16.62, which was the fair market value.)

(1) Mr. Osterman was President of the Outdoor Products Group until August 16, 2002, when he was elected President and Chief Executive Officer of the Corporation.

(2) Amount includes $200,000 for Mr. Osterman awarded on February 8, 2005 as a special bonus for "extraordinary services." See discussion on pages 15-16.

(3) Amount is comprised of $46,644 matching contributions to employee's 401(k) and excess 401(k) accounts and $31,824 accrued benefits pursuant to the Omark Salary Continuation Plan. (Amount for 2002 also includes certain supplemental executive retirement plan payouts.)

(4) Amount includes $150,000 for Mr. Irving awarded on February 8, 2005 as a special bonus for "extraordinary services." See discussion on pages 15-16.

(5) Amount is comprised of $27,218 matching contributions to employee's 401(k) and excess 401(k) accounts and $634 premiums on a life insurance policy under the Corporation's executive life insurance plan. (Amount in 2002 also includes certain supplemental executive retirement plan payouts.)

(6) Amount is comprised of $30,662 matching contributions to employee's 401(k) and excess 401(k) accounts and $387 premiums on a life insurance policy under the Corporation's executive life insurance plan.

(7) Mr. Saito was Senior Vice President - Finance and Administration of the Outdoor Products Group until August 16, 2002, when he was elected President of Oregon Cutting Systems Group.

(8) Amount is comprised of $24,914 matching contributions to employee's 401(k) and excess 401(k) accounts.

(9) Mr. Jenness was Vice President, Controller and Treasurer until August 16, 2002, when he was elected Senior Vice President, Chief Financial Officer and Treasurer. On February 9, 2005, he relinquished the position of Treasurer.

(10) Amount includes $150,000 for Mr. Jenness awarded on February 8, 2005 as a special bonus for "extraordinary services." See discussion on pages 15-16.

(11) Amount is comprised of $21,880 matching contributions to employee's 401(k) and excess 401(k) accounts.


            EFFECT OF CHANGE-IN-CONTROL ON CERTAIN COMPENSATION PLANS

        In anticipation of the possibility of the Change-in-Control, which actually occurred on December 20, 2004, participants in the Blount International, Inc. Supplemental Retirement Savings Plan ("Supplemental Savings Plan") were given the option, by an amendment to the Supplemental Savings Plan passed by unanimous written consent of the Board on December 2, 2004, to make an irrevocable, one-time election by or before December 10, 2004 not to receive an immediate distribution of their benefits accrued in the Supplemental Savings Plan upon the occurrence of a change-in-control. All of the Named Executive Officers, as well as most other participants, elected not to receive this distribution.

        Similarly, due to a provision in the Executive Management Annual Incentive Plan, upon the occurrence of a change-in-control, participants had the right to elect immediate payout of their respective bonuses at the Plan target level. Since most participants, including the Named Executive Officers, anticipated actual bonuses in excess of the target level amount on account of the Corporation's expected financial performance, all but one participant, not a Named Executive Officer, opted not to receive this distribution upon the occurrence of the Change-in-Control that occurred on December 20, 2004.

OPTION GRANTS

        The following table summarizes pertinent information regarding individual grants of stock options, including the potential realizable dollar value, made during 2004 to each of the Named Executive Officers, assuming that the market value of the underlying security appreciates in value from the date of grant to the end of the option term at the rates indicated in the following table:

                       OPTION GRANTS IN CALENDAR YEAR 2004

                                               INDIVIDUAL GRANTS
                                               -----------------
                                                                                          POTENTIAL REALIZABLE VALUE
                            NUMBER OF      % OF TOTAL                                  AT ASSUMED ANNUAL RATES OF STOCK
                           SECURITIES        OPTIONS                                  PRICE APPRECIATION FOR OPTION TERM
                           UNDERLYING      GRANTED TO      EXERCISE   EXPIRATION                      (1)
                             OPTIONS        EMPLOYEES       PRICE        DATE
NAME                       GRANTED (#)       IN 2004      ($/SHARE)   (MM/DD/YY)        0% ($)      5% ($)      10% ($)
----                       -----------       -------      ----------  ----------      -----------  --------    ---------
James S. Osterman            50,000*          7.90%          $5.05       02/02/14       185,000     460,000      832,000
                             50,000           7.90%         $16.62       12/21/14          N.A.     523,000    1,324,000

Richard H. Irving, III       25,000           3.95%         $16.62       12/21/14          N.A.     261,000      662,000


Dennis E. Eagan              20,000           3.16%         $16.62       12/21/14          N.A.     209,000      530,000
                                                                                           N.A.

Kenneth O. Saito             25,000           3.95%         $16.62       12/21/14          N.A.     261,000      662,000


Calvin E. Jenness            25,000           3.95%         $16.62       12/21/14          N.A.     261,000      662,000




---------------------------
* President and Chief Executive Officer, James S. Osterman, received a grant of options representing 50,000 shares at the per share price of $5.05 on February 2, 2004 as part of an amendment to his Employment Agreement. Under this grant, 25,000 shares vested upon grant and 25,000 vested on December 20, 2004 at the time of the Change-in-Control. Mr. Osterman also received options for 50,000 shares on December 21, 2004, which vest 1/3 on each of the first-year, second-year and third-year anniversary of the date of grant.

(1) The amounts under these columns are the result of calculations at rates of 0% for options granted at a price below the market value as of the date of grant, and 5% and 10% for all options. These rates were established by rules adopted by the SEC, and therefore are not intended as a forecast by the Corporation of probable future appreciation, if any, in the price of the Corporation's common stock, the actual performance of which may be lower, in between or higher.

EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLANS APPROVED BY STOCKHOLDERS

        1999 Stock Incentive Plan, see description at pages 14-15. 2000 Stock Incentive Plan, see description at pages 14-15.

EQUITY COMPENSATION PLANS NOT APPROVED BY STOCKHOLDERS

        Stockholders have approved all compensation plans under which shares of the Corporation's common stock may be issued.

SUMMARY TABLE

        The following table sets forth certain information as of December 31, 2004 with respect to compensation plans under which shares of the Corporation's common stock may be issued.

                                                                           NO. SHARES REMAINING
                                  NO. SHARES TO BE        WEIGHTED         AVAILABLE FOR FUTURE
                                    ISSUED UPON           AVERAGE          ISSUANCE UNDER EQUITY
                                    EXERCISE OF       EXERCISE PRICE OF     COMPENSATION PLANS
                                    OUTSTANDING         OUTSTANDING        (EXCLUDING SHARES IN
PLAN CATEGORY                       OPTIONS (1)           OPTIONS              COLUMN 1) (2)
-------------                 ----------------------------------------------------------------------
Equity compensation
plans approved by
stockholders
   1999 Stock Incentive Plan         1,567,100             $15.04                1,275,900
   2000 Stock Incentive Plan         2,615,644             $ 5.44                   42,352
                                     ---------             ------                ---------
         Total                       4,182,744             $ 9.04                1,318,252

Equity compensation
plans not approved
by stockholders                              0          Not Applicable                   0

        TOTAL

(1) Represents shares of common stock issuable upon exercise of outstanding options granted under the Corporation's 1999 Stock Incentive Plan and 2000 Stock Incentive Plan, excluding an aggregate of 75,000 authorized for future use, but not granted, 41,250 of which are from the 1999 Plan and 33,750 from the 2000 Plan.

(2) Includes shares of common stock available for future option grants under the Corporation's 1999 Stock Incentive Plan and 2000 Stock Incentive Plan, including the 75,000 options, 41,250 from the 1999 Plan and 33,750 from the 2000 Plan, that were authorized by the Board on December 9, 2004 for future use, such as for recruitment of new employees.

OPTION EXERCISES AND YEAR-END OPTION VALUES

        The following table summarizes pertinent information concerning the exercise of stock options during 2004 by each of the Named Executive Officers and the year-end value of unexercised options:

                       AGGREGATE OPTION EXERCISES IN 2004
                           AND YEAR-END OPTION VALUES

                                                                    Number of Securities               Value of Unexercised
                                                                   Underlying Unexercised                  In-the-Money
                                                                         Options at                         Options at
                                 Shares                                   12/31/04                        12/31/04 ($)
                               Acquired on       Value                    --------                        ------------
Name                          Exercise (#)    Realized ($)     Exercisable     Unexercisable        Exercisable   Unexercisable
----                          ------------    ------------     -----------     -------------        -----------   -------------
James S. Osterman                   0              0               509,400         50,000             5,524,445      40,000
Richard H. Irving, III              0              0               180,000         25,000             1,292,280      20,000
Dennis E. Eagan                     0              0               195,000         20,000             2,307,910      16,000

Kenneth O. Saito                    0              0               185,655         25,000             2,081,093      20,000
Calvin E. Jenness                   0              0                74,000         25,000               929,615      20,000



* All unvested options outstanding on December 20, 2004 under the 2000 Plan and 1999 Plan (other than 1999 Performance Options) vested by operation of a contractual provision, which appears in each of the option agreements between the Corporation and its employee optionholders, upon the occurrence of the Change-in-Control on December 20, 2004. All 1999 Performance Options, which were scheduled to vest on August 19, 2005 for Messrs. Osterman, Irving and Saito, on August 15, 2006 for Mr. Eagan and on September 11, 2006 for Mr. Jenness, were vested as of December 31, 2004 by action of the Board.

PENSION PLANS

        The Blount Retirement Plan and the Blount, Inc. and Subsidiaries Supplemental Retirement Benefit Plan (collectively the "Blount Retirement Plan") estimated annual benefits payable to eligible employees (including the Named Executive Officers) in specific classifications following retirement at age 65 (normal retirement age) after years of credited service are shown below:

                               PENSION PLAN TABLE


  FIVE-YEAR AVERAGE                   ESTIMATED ANNUAL BENEFITS FOR SPECIFIED YEARS OF CREDITED SERVICE (A), (B)
     EARNINGS AT       ----------------------------------------------------------------------------------------------------------
   RETIREMENT (C)           10            15             20              25              30              35          40 OR MORE
---------------------- ------------- -------------- -------------- ---------------- -------------- ---------------- -------------
             $100,000       $20,000        $30,000        $40,000          $50,000        $52,500          $55,000       $57,500
              200,000        40,000         60,000         80,000          100,000        105,000          110,000       115,000
              300,000        60,000         90,000        120,000          150,000        157,500          165,000       172,500
              400,000        80,000        120,000        160,000          200,000        210,000          220,000       230,000
              500,000       100,000        150,000        200,000          250,000        262,500          275,000       287,500
              600,000       120,000        180,000        240,000          300,000        315,000          330,000       345,000
              700,000       140,000        210,000        280,000          350,000        367,500          385,000       402,500
              800,000       160,000        240,000        320,000          400,000        420,000          440,000       460,000
              900,000       180,000        270,000        360,000          450,000        472,500          495,000       517,500
            1,000,000       200,000        300,000        400,000          500,000        525,000          550,000       575,000
            1,100,000       220,000        330,000        440,000          550,000        577,500          605,000       632,500
            1,200,000       240,000        360,000        480,000          600,000        630,000          660,000       690,000

(a) The amounts set out above are based on the benefits under a straight life annuity to a participant retiring at age 65 on January 1, 2005. The amounts shown are to be reduced by offsetting amounts received as social security benefits and benefits payable under master annuity contracts (purchased upon termination of prior retirement plans).
(b) Under Section 415(b) of the Internal Revenue Code, the maximum benefit payable under the master annuity contracts (purchased upon termination of prior retirement plans) and the tax-qualified Blount Retirement Plan to an employee retiring at age 65 in 2005 is $170,000, an amount that may change each year in accordance with a determination made by the Internal Revenue Service. In addition, Section 401(a)(17) of the Internal Revenue Code limits the amount of an employee's compensation that may be taken into account under any tax-qualified retirement plan to $210,000 for 2005, an amount which also may change each year in accordance with a similar determination. These limitations have been disregarded for the purposes of this table since the amount of any benefit payable in excess of these limitations is covered by the Blount, Inc. and Subsidiaries Supplemental Retirement Benefit Plan ("Group SERP"); provided, however, that as a result of lump sum payments for certain supplemental retirement plan benefits to Mr. Osterman and Mr. Irving in 2002, which are described on page 22 of the 2002 Proxy Statement and page 24 of this document respectively, Mr. Osterman no longer participates in the Group SERP, and Mr. Irving was not eligible to participate from August 2002 until August 2004, at which time a benefit was again accrued for his account, but any such benefit payable to him under the Group SERP will take into account the effect of that portion of the lump sum payment he received in 2002 that was attributable to the Group SERP through July 31, 2004.
(c) Earnings covered by the Blount Retirement Plan are based on the participant's base salary or wages.

        The years of benefit service used to determine benefits under the Blount Retirement Plan and the master annuity contracts (purchased upon termination of prior retirement plans) as of December 31, 2004 for the Named Executive Officers are: Mr. Osterman, 35 years; Mr. Irving, 10 years; Mr. Eagan, 4 years; Mr. Saito, 32 years and Mr. Jenness, 4 years.

             SUPPLEMENTAL RETIREMENT PLANS AND EMPLOYMENT CONTRACTS

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

        The Corporation maintains an individual Supplemental Executive Retirement Plan ("Eagan Individual SERP") for Dennis E. Eagan. The Eagan Individual SERP will pay Mr. Eagan upon his normal retirement date or earlier termination of employment a benefit equal to the benefit calculated under the benefit formula of the Blount Retirement Plan, but based upon a schedule of years of service granted under the Eagan Individual SERP, reduced by any retirement benefits payable to him under the Blount Retirement Plan and any retirement income actually paid to him under any pension plan maintained by a former employer. This plan is administered by the Board or, at the Board's discretion, the Compensation Committee of the Board. The Eagan Individual SERP is unfunded and any amount due Mr. Eagan is a general unsecured obligation of the Corporation. This plan may be amended from time to time or terminated with the consent of the Corporation and Mr. Eagan.

        The projected annual benefit payable to Mr. Eagan under the Eagan Individual SERP after reduction for the benefits payable under the Blount Retirement Plan and the retirement income payable under any pension plan maintained by a former employer of Mr. Eagan is $78,254.


OMARK PLANS

        For certain employees of Blount's Outdoor Products Group, Industrial and Power Equipment Group and the former Sporting Equipment Group, the Corporation sponsors a salary continuation plan (the "Omark Salary Continuation Plan"). The Omark Salary Continuation Plan provides the beneficiary of each participant with a continuation of two years of annual salary upon the death of the participant. The Omark Plans are unfunded and amounts due participants are general unsecured obligations of the Corporation. The Omark Plans may be amended or terminated by the Board, provided that rights vested to participants prior to such amendment or termination may not be reduced.

        Mr. Osterman participates in the Omark Salary Continuation Plan. Upon the Change-in-Control that occurred on December 20, 2004, the Corporation reconfirmed its contractual obligations to Mr. Osterman under the Omark Salary Continuation Plan by letter dated February 8, 2005. This confirmation was authorized by the Compensation Committee of the Board and was required by Mr. Osterman's Amended and Restated Employment Agreement dated February 2, 2004, discussed below at page 24.

EMPLOYMENT CONTRACTS

        The Corporation has entered into Employment Agreements (the "Agreements") with all of the Named Executive Officers. The terms of the Agreements provide that each executive will be paid a base salary no less than his then current base salary, be eligible to participate in the Corporation's incentive plans with target bonuses ranging from 50% to 65% of base salary, participate in the Corporation's stock option programs and all other benefit plans, arrangements and perquisites generally available to executive officers.

        The duration of the Agreements is a rolling two-year term for Messrs. Irving and Saito, and a rolling one-year term for Messrs. Eagan and Jenness, each of which is automatically extended one day for each day employed until such time as either party gives notice to cease the automatic extension and, in such event, the Agreement then continues for its remaining term (provided that Messrs. Eagan's and Irving's Agreements each expire on the executive's 65th birthday). Mr. Osterman's Agreement expires on December 31, 2005, but may be renewed for successive one-year terms under certain circumstances. Each Agreement has a clause that prohibits the executive, for up to three years following the termination of employment, from competing directly or indirectly with the Corporation or disclosing proprietary or confidential information.

        The Agreements also contain provisions for severance payments and benefits if the Corporation terminates the executive's employment for reasons other than death, disability or cause (as defined in the Agreements), or if the executive terminates his employment for "good reason" (as defined in the Agreements). In the event of death, disability or termination for cause or in the event the employee terminates his employment for other than "good reason," the Corporation's obligations under the Employment Agreement cease and no special severance benefits will be paid. The length of severance period formerly ranged from 12 to 24 months, depending upon the executive; however, upon the Change-in-Control that occurred on December 20, 2004, the period contained in the two agreements that each had a 12-month period was automatically extended to 24 months, the same period as contained in each of the other three agreements.

        A separate Agreement with Mr. Eagan provides for the Eagan Individual SERP described at page 23 above. Messrs. Eagan's and Saito's Agreements contain certain provisions relating to the effect of any sale of their respective business segments or divisions. Mr. Irving is covered by the Corporation's Executive Life Insurance Program and Corporate office long-term disability plan dating back to his service at the former Montgomery, Alabama headquarters.

        Mr. Osterman's Agreement was amended and restated as of February 2, 2004 to provide for a 16-1/2 month extension of his employment through December 31, 2005. As part of this Amendment, Mr. Osterman received (i) an increase in base salary to $500,000 on an annualized basis, which increases to $550,000 during 2005, (ii) a minimum annual bonus of $500,000 for the Fiscal Years 2004 and 2005 and (iii) the grant of options under the 2000 Stock Incentive Plan for 50,000 shares, 25,000 of which vested immediately on February 2, 2004 and 25,000 of which vested on December 20, 2004 upon the Change-in-Control. Mr. Osterman was scheduled to retire on August 19, 2004 prior to the execution of this February 2, 2004 Amendment. Mr. Osterman's two-year consulting arrangement, which would have gone into effect on August 19, 2002, and then on August 19, 2004, under two earlier amendments to his Agreement discussed in the 2002 Proxy Statement on page 18, and the 2003 Proxy Statement on page 23, respectively, was amended to begin on January 1, 2006 and otherwise remains essentially unchanged except that it now pertains to consulting services for the entire Corporation, not only to the Outdoor Products segment; provides for business trips to the Corporation's largest customers, international facilities, trade shows and customer outings; and, subject to his nomination and election, continues Mr. Osterman's service as a director on the Board during the two-year consulting period.

        Mr. Irving's Agreement was amended as of August 19, 2002 to provide for his relocation in connection with the move of the Corporation's headquarters from Montgomery, Alabama to Portland, Oregon. As part of this Amendment, Mr. Irving received certain lump sum payments under his Individual Supplemental Executive Retirement Plan ("Individual SERP") and under the Blount, Inc. and Subsidiaries Supplemental Retirement Benefit Plan ("Group SERP"). The payout of the Individual SERP benefits was in full satisfaction of the Corporation's obligations under that Plan. With respect to the Group SERP, Mr. Irving was again eligible to participate in that Plan commencing August 1, 2004, but any benefit payable thereafter under that Plan will take into account that portion of the 2002 lump sum payment that was attributable to benefits under the Group SERP through July 31, 2004. Mr. Irving also received an increase in his annual Target Bonus as a percentage of base salary under the Executive Management Annual Incentive Plan, which was part of an earlier amendment dated as of February 14, 2002, and a change in the financial performance measurements on which such bonus is based under his August 19, 2002 amendment. In exchange, Mr. Irving agreed to a reduction in salary, the relinquishment of certain perquisites formerly provided him and a waiver of his contractual relocation provision.

        Mr. Jenness' Agreement was amended effective March 1, 2004 by increasing his salary to $260,000, his Target Bonus percentage to 50% and extending his severance period to two years for a qualifying termination following a change of control (as defined in the Agreement). The Change-in-Control that occurred on December 20, 2004 had the effect of extending Mr. Jenness' severance period to two years. Mr. Jenness' salary, Target Bonus percentage and severance period were previously amended by an earlier amendment dated February 14, 2002 in connection with his relocation as part of the move of the Corporation's headquarters from Montgomery, Alabama to Portland, Oregon, in exchange for which Mr. Jenness relinquished certain perquisites.

        Mr. Saito's Agreement was likewise amended to reflect his promotion to President of the Oregon Cutting Systems Group as of August 16, 2002 by increasing his base salary, his Target Bonus percentage and the severance period, as well as providing certain retirement and health benefits and additional perquisites. The severance period applicable to Mr. Saito's agreement was automatically extended from one year to two years as a result of the Change-in-Control that occurred on December 20, 2004.

EMPLOYEE STOCKHOLDER AGREEMENT

        Related to the Employment Agreements is an Employee Stockholder Agreement (the "Stockholder Agreement"). This Agreement is among the Corporation, Lehman Brothers Merchant Banking Partners II, L.P. ("LBMBP II") and 21 current, including all of the Named Executive Officers, and 26 former management employees, some of whom were employees of the Sporting Equipment segment that was divested in December 2001. The Stockholder Agreement sets forth terms and restrictions relating to common stock either purchased by the particular executive in the Merger and Recapitalization ("Purchased Shares") or received through the exercise of stock options ("Option Shares") under the 1999 Stock Incentive Plan. The Stockholder Agreement generally restricted the transfer of Purchased Shares, Option Shares and any underlying options owned by these executives for a period of five years from the closing of the Merger and Recapitalization on August 19, 1999. Exceptions to this restriction included transfers to heirs and trusts, so long as the transferee agreed to be bound by the terms of the Stockholder Agreement. In addition, executives have rights to sell their shares on a pro rata basis with LBMBP II whenever LBMBP II sells its shares to third parties. Similarly, LBMBP II has the right to cause each of the executives to sell his or her shares of common stock on a pro rata basis with LBMBP II to a third party that has made an offer to purchase the Corporation's shares owned by LBMBP II. In the event that the Corporation registers shares under the Securities Act of 1933 (except for registrations related to exchange offers or benefit plans) and LBMBP II sells its shares in connection with this registration, the executives have the right to have their shares concurrently registered and sold on a pro rata basis with LBMBP II. The Purchased Shares and Option Shares owned by the executives are also subject to "put" and "call" rights that entitle the Corporation to purchase from an executive and the executive to sell to the Corporation, his or her Purchased Shares and Option Shares at fair market value if the executive's employment is terminated under certain circumstances.

        As a result of an Amendment to his Employment Agreement at the time of his agreed upon retirement from the Corporation in June 2001, former Chairman and Chief Executive Officer John M. Panettiere was not subject to the restrictions on transfer contained in the Employee Stockholder Agreement to the extent of sales of shares of common stock representing $250,000 in value, based upon sales price, in 2003 and again in 2004 to August 19, 2004, so long as such sales were made in accordance with volume limitations identical to those of Rule 144 promulgated by the SEC under the Securities Act of 1933, as amended.

        Similarly, as a result of Amendments to the Employment Agreements of each of former President and Chief Executive Officer Harold E. Layman and former Senior Vice President and Chief Financial Officer Rodney W. Blankenship, each of whose employment with the Corporation was terminated by mutual agreement on August 15, 2002 and on August 1, 2002 (subject to a one-year authorized leave of absence for certain purposes), respectively, in connection with the relocation of the Corporation's headquarters from Montgomery, Alabama to Portland, Oregon, each received the right to sell shares received upon the exercise of certain options under the 2000 Stock Incentive Plan that had previously vested or that vested as a result of his termination of employment, subject to a maximum aggregate sales price restriction in any one calendar year prior to August 19, 2004 of $50,000 for Mr. Layman and $25,000 for Mr. Blankenship. In exchange, any such shares were accorded the same "tag-along" and "drag-along" rights described above pursuant to the Stockholder Agreement for Option Shares under the 1999 Stock Incentive Plan.

        On August 19, 2004, the restrictions on transfer of Purchased Shares and Option Shares expired for Messrs. Panettiere, Layman and Blankenship, as well as all other employees and former employees who are party to the Stockholder Agreement. (Executive Officers and Directors, including Mr. Layman, are subject to certain other restrictions or limitations on transfer that arise pursuant to applicable federal securities law and are not based upon the Stockholder Agreement.)

        In addition, any Time Options under the 1999 Stock Incentive Plan that had not previously vested vested as of December 20, 2004 as a result of the Change-in-Control, and all Performance Options, which otherwise would have vested on August 19, 2005 for most optionholders, but on August 15, 2006 and September 11, 2006 for Mr. Eagan and Mr. Jenness, respectively, were vested as of December 31, 2004 by action of the Board. Nonetheless, the other terms of the Stockholder Agreement survive and apply to (i) Purchased Shares to the extent any have not been registered, (ii) options granted under the 1999 Stock Incentive Plan and (iii) Option Shares resulting from the exercise of such options.

                                PERFORMANCE GRAPH

        Rules adopted by the SEC require that the Corporation include in the Proxy Statement a line graph presentation comparing the cumulative five-year shareholder return on the Corporation's common stock on an indexed basis with the cumulative return of a broad equity market index that includes companies whose equity securities are traded on the same exchange as the Corporation's and either a published industry index or an index of peer companies selected by the Corporation. Since the Corporation is not included in the Standard and Poor's 500 Stock Index and its equity securities are traded on the New York Stock Exchange, the New York Stock Exchange Composite (US) Index was selected as the broad equity market index. (As a result of a change in New York Stock Exchange procedures, its Composite (US) Index has been manually recreated for years prior to December 31, 2003.) The Corporation created a peer group index with which to compare its own stock performance since a relevant published industry or line-of-business index does not exist. For the purposes of this performance comparison for the 2005 Proxy Statement, the Corporation has chosen a group of seven manufacturing companies that have operations in those industries in which the Corporation competes and a size of capitalization similar to that of the Corporation. A list of these companies ("New Peer Group") follows the graph below. Previously, the Corporation had used a different peer group ("Old Peer Group"), the members of which are also shown below. Five companies are in both the New Peer Group and the Old Peer Group. Caterpillar Inc., Deere & Co. and Ingersoll-Rand Company, all considerably larger than the Corporation, have been replaced with Lincoln Electric Holdings Company and Snap-On, Inc. in the New Peer Group.


                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
        AMONG BLOUNT INTERNATIONAL, INC., THE NYSE COMPOSITE (US) INDEX,
                     A NEW PEER GROUP AND AN OLD PEER GROUP



                               [PERFORMANCE GRAPH]


----------------- --------------- --------------- --------------- --------------- --------------- --------------- ---------------
                                     12/31/99        12/31/00        12/31/01        12/31/02        12/31/03        12/31/04
                                  =============== =============== =============== =============== =============== ===============
The Corporation                       100.00          48.24           19.70           23.91           49.38           109.30
NEW Peer Group *                      100.00          99.54           124.14          115.31          153.88          215.23
OLD Peer Group **                     100.00          97.28           104.12          101.79          167.81          203.71
NYSE Composite (US) Index             100.00          103.11          95.56           78.03           99.67           112.92
--------------------------------- --------------- --------------- --------------- --------------- --------------- ---------------

----------

* The companies in the NEW Peer Group are Kaydon Corp., Kennametal, Inc., Lincoln Electric Holdings Company, Regal Beloit Corp., Snap-on, Inc., Terex Corp. and Toro Corp.

**      The companies in the OLD Peer Group are Caterpillar Inc., Deere & Co.,
Ingersoll-Rand Co., Kaydon Corp., Kennametal, Inc., Regal-Beloit Corp., Terex Corp. and Toro Co.

                                FILING DISCLOSURE

        Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require that the Corporation's directors, executive officers and persons who beneficially own more than 10% of any class of equity securities of the Corporation file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange and furnish the Corporation with copies.

        Based on the review of copies of such forms received by it, or written representations from certain reporting persons, the Corporation believes that during 2004 all filing requirements applicable to its directors, officers and greater than 10% beneficial owners were complied with except for an immaterial purchase of 240 shares on August 4, 2004 by an affiliate of Lehman Brothers Holding Inc., a 10% or greater beneficial owner of the Corporation's common stock, which was not reported until December 16, 2004. The purchase price was $10.58 per share, which was matched on December 16, 2004 with a sale of 1,464,195 shares at $16.50 per share. The difference in purchase and sale prices times the shares involved, or $1,420.80, was paid in full to the Corporation as disgorged profits early in 2005.


                   SECTION 303A.12 CERTIFICATIONS TO THE NYSE

        On April 23, 2004, Mr. James S. Osterman, President and Chief Executive Officer, signed and submitted to the NYSE the CEO Certification required by
Section 303A.12(a) of the New York Stock Exchange Listed Company Manual. On May 14, 2004, Mr. Richard H. Irving, III, Senior Vice President, General Counsel and Secretary, signed and submitted to the NYSE the Annual Written Affirmation, including Exhibit G, required by Section 303A.12(c) of the Manual.

        These documents relate to corporate governance, and are separate and distinct from the four certifications to the SEC, two each by the Chairman and Chief Executive Officer and the Senior Vice President and Chief Financial Officer, that relate to financial accounting, reporting and control and that constitute exhibits to the Corporation's annual report for the fiscal year ended December 31, 2004 filed on Form 10-K.


                     CERTAIN TRANSACTIONS AND OTHER MATTERS

        Messrs. Collins, Fried and James, who are directors of the Corporation, are investors in LBMBP II, an affiliate of Lehman Brothers Holdings Inc. Mr. Shutzer, who served as a director in 2004 until his resignation for personal reasons on December 9, 2004, also is an investor in LBMBP II. As a result of the Merger and Recapitalization, Lehman Brothers Holdings Inc., through its affiliates, beneficially owned between approximately 85.7% and approximately 59.3% of the Corporation's stock during 2004 until the Change-in-Control that occurred on December 20, 2004. After the Change-in-Control, Lehman Brothers Holdings Inc. through its affiliates owned approximately 34.9%. All of these percentages take into account the warrants for 1,000,000 shares of the Corporation's stock that LB Blount Investment SPV LLC ("LB Blount"), an affiliate of LBMBP II, bought in 2001, which may be exercised at any time through March 2, 2013 at the price of $0.01 per share. LB Blount also purchased a $20,000,000 convertible preferred equivalent security bearing interest at 12% per annum in 2001. This instrument paid interest in additional such securities (payment-in-kind, or "PIKs") in lieu of cash, and was convertible into convertible preferred stock at the rate of one preferred share for every $1,000 in principal amount, as increased by the accumulation of PIKs. The preferred stock resulting from the conversion of the preferred equivalent security would have contained a convertibility feature in turn permitting its conversion to common stock at the rate of $1,000 times the number of preferred shares being converted divided by $15, or approximately 66.67 shares of common stock for every one share of preferred stock. On August 9, 2004, the Corporation repaid this preferred equivalent security. By virtue of its controlling ownership, Lehman Brothers Holdings Inc. was able during most of 2004 significantly to influence the business and affairs of the Corporation with respect to matters requiring stockholder approval.

        From time to time, Lehman Brothers Holdings Inc. or its affiliates also receives customary fees for services to the Corporation in connection with financings, divestitures, acquisitions, equity offerings and certain other transactions. In 2001, fees for investment banking and underwriting services were paid Lehman Brothers Holdings Inc. or certain of its affiliates in connection with (i) the Corporation's sale of its Sporting Equipment segment to Alliant Techsystems, Inc. ("ATK") on December 7, 2001 for 3,048,786 shares of ATK common stock and $10,000 cash, and (ii) the Corporation's subsequent underwritten sale of the shares received from ATK for $236.7 million in gross proceeds, as well as lender fees in connection with certain amendments to the Corporation's Credit Agreement in February 2001 and December 2001. There were no such fees received by Lehman Brothers Holdings Inc. or its affiliates from the Corporation during 2002. In 2003, as a result of its assistance in the arrangement, negotiation and closing of the Corporation's refinancing transaction with General Electric Capital Corporation and other lenders in May 2003, Lehman Brothers Inc., an affiliate of Lehman Brothers Holdings Inc., assessed the Corporation fees of $1 million, which were approved on February 3, 2004 by the Board members not affiliated with Lehman Brothers Holdings Inc. In 2004, Lehman Brothers Inc. or an affiliate acted as underwriter, book maker or advisor with respect to the Amended and Restated Credit Agreement by and among, inter alios, the Corporation and General Electric Capital Corporation, the sale of 8 7/8% Senior Subordinated Notes, the offering of 13,800,000 shares of the Corporation's common stock and the redemption or repayment of (i) the Corporation's outstanding 7% Senior Notes,
(ii) the Corporation's outstanding 13% Senior Subordinated Notes and (iii) the $20 million, together with payment-in-kind interest, preferred equivalent security. In these various capacities, Lehman Brothers Inc. or its affiliates earned $6,199,500 in underwriting fees; $3,200,000 in management or advisory fees, which will be paid in 2005; and $30,049,051 as repayment for the Preferred Equivalent Security, including a $480,000 premium to LB Blount. In connection with the "road show" for the August 9, 2004 primary equity and senior subordinated note offerings, the Corporation reimbursed Lehman Brothers Inc. in the amount of $213,865 for the advancement of certain airplane fees. In connection with the December 20, 2004 secondary equity offering, although a final accounting and settlement of accounts is still pending, it is anticipated that, pursuant to the Stockholder Agreement mentioned on page 25, fees and expenses incurred will be allocated as follows: The Corporation paid two filing fees, which totaled $92,018 in the aggregate; the Corporation paid a third filing fee in the amount of $30,500, which will be reimbursed by Lehman Brothers Inc.; there may also be certain third party fees and travel expenses, as well as certain executive time, that will be reimbursed to the Corporation by Lehman Brothers Inc. The total of these latter charges is not known at the present time, but it is anticipated that it will be less than $300,000 in total. Lehman Brothers Inc. paid all other expenses related to the secondary offering.


RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

                                   PROPOSAL 2

        The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP as the Corporation's independent auditors for the calendar year ending December 31, 2005. Although stockholder ratification is not required, the Board has determined that it would be desirable to request an expression from the stockholders as to whether or not they concur with this appointment.

        PricewaterhouseCoopers LLP, including Coopers & Lybrand LLP prior to its merger with Price Waterhouse LLP, has served as auditors of the consolidated financial statements of the Corporation and its subsidiaries from year to year since 1972. The Corporation has been advised by PricewaterhouseCoopers LLP that they do not have any direct financial interest or any material indirect financial interest in the Corporation or any of its subsidiaries, and that during the above time, PricewaterhouseCoopers LLP has not had any connection with the Corporation or its subsidiaries in a capacity of promoter, underwriter, voting trustee, director, officer or employee.

        PricewaterhouseCoopers LLP proposes to bill or has billed the Corporation the following amounts for professional services during 2004 and 2003, all of which PricewaterhouseCoopers LLP has advised were provided at customary rates and terms:

                                              2004 (PROPOSED)      2003 (ACTUAL)
                                              ---------------      -------------


                AUDIT FEES:                     $  573,000          $  571,000

                AUDIT RELATED FEES:             $  215,000          $    73,000

                TAX FEES:                       $  963,000          $  744,000

                ALL OTHER FEES AND EXPENSES:    $        0          $        0
                                                ----------          ----------

                        TOTAL                   $1,751,000          $1,388,000
                                                ==========          ==========

        Audit fees for the years ended December 31, 2004 and 2003, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Corporation and statutory audits.

        Audit Related fees as of the years ended December 31, 2004 and 2003, respectively, were for assurance and related services, including consultations concerning financial accounting and reporting standards, audits of certain of the Corporation's qualified benefit plans and assistance and consents with respect to the review of documents filed with the SEC.

        Tax fees for the years ending as of December 31, 2004 and 2003, respectively, were for services related to tax compliance, including preparation of tax returns and claims for refund, tax planning and tax advice, assistance with respect to tax audits and requests for rulings for technical advice from tax authorities.

        The Audit Committee of the Board, pursuant to its pre-approval policies and procedures for audit and non-audit services, approved in advance all non-audit services rendered by PricewaterhouseCoopers LLP during 2004 and concluded that such services did not affect the independence of the auditors. Please also refer to the Audit Committee Report on page 11.

        Representatives of PricewaterhouseCoopers LLP and of the Audit Committee of the Board will be present at the Meeting and will have the opportunity to make a statement if they desire to do so. Those representatives will also be available to respond to appropriate questions.

        The Board recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the Corporation for the calendar year ending December 31, 2005. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP by a majority of votes cast, the Board will reconsider the appointment.

              STOCKHOLDERS' COMMUNICATIONS WITH BOARD OF DIRECTORS

        Stockholders interested in communicating information or inquiries to the Board, its Committees or any specific Director should do so by submitting a written communication to:

                               Board of Directors
                           Blount International, Inc.
                            4909 SE International Way
                             Portland, Oregon 97222
                      To the Attention of: General Counsel

The General Counsel will open and read the written submission only to confirm that it relates to the business of the Corporation, and, if so, will send the communication in its entirety to the Chairman of the Board (or to the addressee specified, if any) without comment.


                 STOCKHOLDERS' PROPOSALS FOR 2006 ANNUAL MEETING

        Stockholders may present proposals that are proper subjects for inclusion in the Proxy Statement and for consideration at the Annual Meeting of Stockholders in 2006. In order to be considered, proposals must be submitted on a timely basis. Proposals for the 2006 Annual Meeting of Stockholders must be received by the Corporation no later than November 15, 2005. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Corporation.


                               GENERAL INFORMATION

        The expenses of soliciting proxies will be paid by the Corporation. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy soliciting materials to beneficial owners of the Corporation's common stock, and the Corporation will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with this solicitation.



                                        By Order of the Board of Directors,



                                          /s/ Richard H. Irving, III
                                          --------------------------
                                              Richard H. Irving, III
                                      Senior Vice President, General Counsel
                                                   and Secretary



Portland, Oregon
March 15, 2005


                                                                                                                 THIS IS YOUR PROXY.
                                                                                                             YOUR VOTE IS IMPORTANT.

Dear Stockholder:

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of the
Corporation that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.


Sincerely,

Blount International, Inc.












      [BLICM - BLOUNT INTERNATIONAL, INC.] [FILE NAME: ZBLI92.ELX] [LOGO = ZBLNT] [VERSION - (2)] [03/08/05] [ORIG. 02/25/05]

                                                             DETACH HERE



                                                                PROXY

                                                     BLOUNT INTERNATIONAL, INC.


                                                      4909 SE INTERNATIONAL WAY
                                                       PORTLAND, OREGON 97222

                                        PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                      FOR THE ANNUAL MEETING OF STOCKHOLDERS ON APRIL 19, 2005

                                                            COMMON STOCK


     The undersigned, revoking previous proxies, if any, relating to these shares, hereby acknowledges receipt of the Notice and
Proxy Statement dated March 15, 2005 in connection with the Annual Meeting of Stockholders to be held at 10:00 A.M., P.D.T., on
Tuesday, April 19, 2005, in the Dogwood Room of the Corporation's headquarters at 4909 SE International Way, Portland, Oregon 97222,
and hereby appoints KENNETH O. SAITO and DONNA WECKER, or either one of them acting in the absence of the other, the proxies of the undersigned, with power of substitution to each, to represent and vote, as designated on the reverse side, all shares of Common
Stock of Blound International, Inc. registered in the name provided herein as of February 18, 2005 that the undersigned is entitled to vote at the 2005 Annual Meeting of Stockholders, and at any adjournment thereof, with all powers the undersigned would have if personally present.


-------------                                                                                                          -------------
 SEE REVERSE                                 CONTINUED AND TO BE SIGNED ON REVERSE SIDE                                 SEE REVERSE
    SIDE                                                                                                                   SIDE
-------------                                                                                                          -------------

[LOGO] BLOUNT
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694














      [BLICM - BLOUNT INTERNATIONAL, INC.] [FILE NAME: ZBLI91.ELX] [LOGO = ZBLNT] [VERSION - (2)] [03/08/05] [ORIG. 02/25/05]

                                                             DETACH HERE

    PLEASE MARK                                                                                                              #BLI
[X] VOTES AS IN
    THIS EXAMPLE.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS NUMBERED 1 AND 2. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE
MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS
NUMBERED 1 AND 2.
                                                                                                     FOR   AGAINST   ABSTAIN
1.  Election of Directors.                                  2. Ratify the appointment of             [ ]     [ ]       [ ]
NOMINEES: (01) R. Cartledge, (02) Joshua L. Collins,           PricewaterhouseCoopers LLP as the
          (03) Eliot M. Fried, (04) Thomas J. Fruechtel,       independent auditors for the
          (05) E. Daniel James, (06) Robert D. Kennedy,        Corporation for the year ending
          (07) Harold Layman and (08) James S. Osterman        December 31, 2005.

                FOR                  WITHHELD               3. In their discretion, the Proxies are
                ALL     [ ]      [ ] FROM ALL                  authorized to vote upon such other
              NOMINEES               NOMINEES                  business as may properly come before
                                                               the meeting.

          [ ] ______________________________________
              For all nominees except as noted above                    MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [ ]

                                                                        MARK HERE IF YOU PLAN TO ATTEND THE MEETING       [ ]


                                                            PLEASE MARK, SIGN EXACTLY AS YOUR NAME IS PRINTED HEREON AND RETURN IN
                                                            THE ENCLOSED ENVELOPE. IF THE STOCK IS HELD JOINTLY, EACH JOINT OWNER
                                                            MUST SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE,
                                                            GUARDIAN OR IN ANY OTHER REPRESENTATIVE CAPACITY, PLEASE GIVE FULL
                                                            TITLE.


Signature:__________________________________ Date:_______________ Signature:__________________________________ Date:_______________